Exhibit 99.1

francesca’s® Receives Court Approval of First Day Motions to Support Ongoing Operations

francesca’s® Boutiques and E-commerce Continue to Provide Customers a Unique, Fun and Personalized Shopping Experience

Obtains Interim Approval to Access $15 Million of DIP Financing to Facilitate Sale Process While Continuing to Serve Customers in the Ordinary Course

HOUSTON, December 9, 2020 (GLOBE NEWSWIRE) -- Francesca’s Holdings Corporation (Nasdaq: FRAN) today announced that all “First Day” motions presented to the U.S. Bankruptcy Court for the District of Delaware (‘the Court”) on December 8, 2020, which were filed in connection with the commencement of the Company's voluntary reorganization cases, were approved on either an interim or final basis by the Court.

The approved First Day motions permit the Company to, among other things, continue use of its existing cash management system and customer programs, pay certain prepetition obligations of the Debtors’ employees, taxing authorities, critical vendors, and lienholders, and access $15 million of its $25 million debtor-in-possession financing facility. A final hearing on the First Day motions as well as the hearing to consider approval of the Company’s bidding procedures that will allow interested parties to submit binding offers to acquire substantially all of the Company’s assets is scheduled for January 4, 2021.

"With the Court's approval of our First Day motions, francesca’s is able to continue operations in the ordinary course and pursue a sales process to a new investor," said Andrew Clarke, Chief Executive Officer of francesca’s®. "We intend to emerge from this process as a stable and competitive company allowing us continue to focus on our omni-channel strategies, optimize our boutique fleet, broaden our customer reach with brand extensions and drive sustainable, profitable growth. Approval of these First Day motions helps provide the flexibility we need to complete this process quickly and efficiently," Clarke added.

francesca’s® commenced its voluntary chapter 11 cases to reorganize under chapter 11 of the U.S. Bankruptcy Code on December 3, 2020. francesca’s® has retained, subject to Bankruptcy Court approval, the services of O’Melveny & Myers LLP and Richards Layton & Finger, P.A. as bankruptcy counsel and FTI Consulting, Inc. and FTI Capital Advisors LLC as the Company’s financial advisor and investment banker.

Additional Information

Additional information about the proposed asset sale, as well as other documents related to the restructuring and reorganization proceedings, is available through francesca’s case website at https://cases.stretto.com/francescas

About Francesca's Holdings Corporation

francesca's® is a specialty retailer that operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of today, francesca's® operates approximately 558 boutiques in 45 states throughout the United States and the District of Columbia and also serves its customers through francescas.com and its iOS mobile app. For additional information on francesca's®, please visit www.francescas.com.

Company Contact:

Cindy Thomassee

832-494-2240

IR@francescas.com